Exhibit 99.1

NEWS RELEASE	Embarq Corporation 5454 West 110th Street Overland Park, KS 66211 embarq.com

Media Contact:

Charles Fleckenstein, (913) 345-6545

charles.m.fleckenstein@embarq.com

Former Leader of the U.S. House of Representatives, Dick Gephardt,

Joins EMBARQ Board of Directors

OVERLAND PARK, Kan, June 25, 2007 – Embarq Corporation (NYSE: EQ) announced today that former leader of the U.S. House of Representatives, Richard (Dick) A. Gephardt, will join the company’s board of directors.

“Dick Gephardt has traversed America and gained practical experience around key issues that face businesses and our society,” said Bill Owens, chair of the Nominating and Corporate Governance Committee and lead independent director of EMBARQ. “His breadth of knowledge will enhance the diverse perspectives of our board around the leadership and growth of the company.”

“We are very pleased to be enhancing a strong board of directors even further by adding someone with Dick Gephardt’s unique capabilities,” said Dan Hesse, chairman and CEO of EMBARQ. “As a highly-regulated company, Embarq will benefit greatly by having a board member of Dick Gephardt’s stature within, and knowledge of, the American political system. He also brings a strong commitment to helping labor and management work effectively together in this era of intense global competition.”

Gephardt joins a Board of Directors comprised of distinguished executive leaders from the communications, entertainment and media, finance, technology, human resources, marketing and government service arenas. With the addition of Gephardt, eight of the nine EMBARQ directors are classified as independent under NYSE listing standards.

About Dick Gephardt

Dick Gephardt is one of the great statesmen to have served our country. Shortly after he graduated from Northwestern University and the University of Michigan Law School, he began a career in public service as a grassroots organizer in St. Louis politics then moved on to serve nearly three decades in Congress, distinguishing himself as an accomplished lawmaker and leader of the U.S. House of Representatives. Mr. Gephardt ran for President of the United States in 1988 winning the Iowa caucuses and the South Dakota primary. In January 2005, he retired from the House of Representatives. Mr. Gephardt currently is a consultant to The Goldman Sachs Group, Inc., a senior counsel at DLA Piper US LLP and a senior advisor to FTI Consulting Inc. Mr. Gephardt also serves as a director of United States Steel Corporation, Spirit AeroSystems Holdings, Inc. and Centene Corp.

EMBARQ Board of Directors

Daniel R. Hesse is Chairman of the Board, President and Chief Executive Officer of EMBARQ.

Peter C. Brown is Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc. and American Multi-Cinema, Inc., a theatrical exhibition company with approximately $2.4 billion in annual revenues and 382 theaters with 5,340 screens in the US and internationally.

Steven A. Davis is Chairman of the Board and Chief Executive Officer of Bob Evans Farms, Inc., a restaurant company with approximately $1.6 billion in annual revenues and 695 restaurants in 30 states.

John P. Mullen is Chief Executive Officer of DHL Express Inc., an international express delivery and logistics company with annual revenues of approximately $23.5 billion and more than 125,000 employees.

William A. Owens is Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a private equity commercial real estate company ,former Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation and former Vice Chairman of the Joint Chiefs of Staff.

Dinesh C. Paliwal will serve as the President, Chief Executive Officer and Vice Chairman of Harman International, a worldwide leader in the manufacture of high-quality, high-fidelity audio and electronic products for automotive, consumer and professional use, effective July 1, 2007. The company has revenues of $3.5 billion and employs approximately 11,000 people.

Stephanie M. Shern is the founder of Shern Associates LLC, a company that provides business advisory and retail consulting services. Mrs. Shern held various positions with Ernst & Young, LLP from 1969 to 2001, including Vice Chairman and Global Director of Retail and Consumer Products.

Laurie A. Siegel is the senior vice president of human resources and internal communications for Tyco International, Ltd., a global, diversified manufacturing and service company, with revenues of more than $18 billion and approximately 115,000 employees in more than 60 countries.

About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of communications services. The company has approximately 20,000 employees and operates in 18 states. EMBARQ is included in the S&P 500.

For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network®. For businesses, EMBARQ has a comprehensive range of flexible and integrated services including local voice and data services, long distance, Business Class DSL, wireless, enhanced data network services, voice and data communication equipment and managed network services.

For more information, visit embarq.com.

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